Exhibit 11



COMPUTATION OF EARNINGS PER SHARE (1)


                                                                                          Year Ended December 31,
                                                                                          -----------------------
                                                                                        1997                   1996
                                                                                        ----                   ----
Basic

Weighted average common shares outstanding                                           12,761,000              8,473,000
                                                                                     ==========              =========

Net Income                                                                          $ 2,711,940              $ 906,943
                                                                                    ===========              =========

Net income after adjustment for preferred dividends earned on JIS
    preferred stock                                                                 $ 2,705,221              $ 861,943
                                                                                    ===========              =========

Basic net income per common share                                                        $ 0.21                 $ 0.10
                                                                                         ======                 ======

Diluted:

Weighted average common shares outstanding (2) (3)                                   12,826,000              9,114,000
                                                                                     ==========              =========

Net Income                                                                          $ 2,711,940              $ 906,943
                                                                                    ===========              =========

Net income after adjustment for interest expense on convertible debentures and preferred dividends earned on JIS preferred stock
                                                                                    $ 2,708,971              $ 891,943
                                                                                    ===========              =========

Fully diluted net income per common share                                                $ 0.21                 $ 0.10
                                                                                         ======                 ======
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(1)  All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.

(2) Diluted shares includes common stock equivalents and 526,000 common shares issuable upon conversion of the Company's 10% Convertible Senior
     Subordinated Notes.

(3) Options on 584,000 shares of common stock were not included in computing diluted earnings per share because its effects are anti-dilutive.